Exhibit 99.1

Two North Riverside Plaza, Suite 600, Chicago, Illinois 60606

Equity Commonwealth Reports

Fourth Quarter and Full Year 2014 Results

Chicago - February 18, 2015 - Equity Commonwealth (NYSE: EQC) today reported financial results for the quarter and year ended December 31, 2014. All per share results are reported on a fully diluted basis.

Results for the quarter ended December 31, 2014

Funds from Operations (FFO), as defined by the National Association of Real Estate Investment Trusts, for the quarter ended December 31, 2014 was $60.4 million, or $0.47 per share. This compares to FFO for the quarter ended December 31, 2013 of $67.0 million, or $0.57 per share.

Normalized FFO for the quarter ended December 31, 2014 was $68.7 million, or $0.53 per share. This compares to Normalized FFO for the quarter ended December 31, 2013 of $72.4 million, or $0.61 per share. The following items impacted Normalized FFO per share for the quarter ended December 31, 2014 compared to the corresponding 2013 period:

•                  approximately ($0.10) per share due to the company’s sale of its entire interest in Select Income REIT (SIR);

•                  approximately $0.05 per share from higher same property cash net operating income (NOI), which includes $0.02 per share from the settlement of litigation with a former tenant;

•                  approximately $0.05 per share from lower interest expense;

•                  approximately ($0.04) per share from properties sold; and

•                  a net impact of approximately ($0.02) per share due to dilution from the conversion of series D preferred shares to common shares.

Normalized FFO begins with FFO and eliminates certain items that, by their nature, are not comparable from period to period, non-cash items, or items that tend to obscure the company’s operating performance. Definitions and reconciliations of FFO and Normalized FFO to net loss attributable to Equity Commonwealth, determined in accordance with U.S. generally accepted accounting principles, or GAAP, are included at the end of this press release.

Net loss attributable to common shareholders was $165.5 million, or $1.28 per share, for the quarter ended December 31, 2014. This compares to net loss attributable to common shareholders of $16.5 million, or $0.14 per share for the quarter ended December 31, 2013.

Net loss attributable to common shareholders for the quarter ended December 31, 2014 includes a loss on asset impairment of $167.1 million. During the quarter, the company performed an asset-by-asset review which contributed to the decision to market multiple properties for sale. This decision shortened the anticipated holding period for these properties and resulted in 34 assets meeting the criteria for impairment.

The weighted average number of common shares outstanding for the quarter ended December 31, 2014 was 129,397,816 shares, compared to 118,387,388 shares for the quarter ended December 31, 2013.

Results for the year ended December 31, 2014

FFO for the year ended December 31, 2014 was $415.3 million, or $3.32 per share. This compares to FFO for the year ended December 31, 2013 of $274.6 million, or $2.44 per share. FFO for the full year 2014 included the company’s sale of its entire stake in SIR, for $704.8 million, which generated a gain of $171.6 million, or $1.37 per share.

Normalized FFO for the year ended December 31, 2014 was $268.3 million, or $2.14 per share. This compares to Normalized FFO for the year ended December 31, 2013 of $284.3 million, or $2.53 per share. In addition to other adjustments, Normalized FFO excludes the $171.6 million gain on sale of the company’s stake in SIR in 2014 and the $66.3 million gain on sale of the company’s stake in Government Properties Income Trust (GOV) in 2013.

Net loss attributable to common shareholders was $24.3 million, or $0.19 per share, for the year ended December 31, 2014. This compares to net loss attributable to common shareholders of $221.7 million, or $1.97 per share for the year ended December 31, 2013.

The net loss attributable to common shareholders for the year ended December 31, 2014 includes a loss on asset impairment for continuing and discontinued operations of $187.3 million. The asset impairment for the full year 2014 includes the impairment described above, for the quarter ended December 31, 2014, and an impairment on an encumbered property taken earlier in the year.

The weighted average number of common shares outstanding for the year ended December 31, 2014 was 125,162,915 shares, compared to 112,377,732 shares for the year ended December 31, 2013.

Operating Results

As of December 31, 2014, the company’s results for its consolidated and same property portfolio, which consisted of 156 properties and 42.9 million square feet, were as follows:

•                  The overall portfolio was 85.8% leased, compared to 85.9% as of September 30, 2014, and 87.0% as of December 31, 2013.

•                  During the quarter, the company entered into leases for approximately 1,448,000 square feet, including lease renewals for approximately 1,173,000 square feet and new leases for approximately 275,000 square feet.

•                  During the quarter, cash rental rates on new and renewal leases were approximately 1.2% higher than prior cash rental rates for the same space, primarily due to a 210,000 square foot short-term lease extension.

•                  During the quarter, GAAP rental rates on new and renewal leases were approximately 8.1% higher than prior GAAP rental rates for the same space, primarily due to a 210,000 square foot short-term lease extension.

•                  The company received income from the settlement of litigation with a former tenant of $2.7 million for the quarter ended December 31, 2014 and $8.8 million for the year ended December 31, 2014.

•                  Same property NOI increased 3.6% for the quarter ended December 31, 2014 and increased 0.9% for the year ended December 31, 2014, when compared to the same periods in 2013. Excluding the settlement of litigation with a former tenant, same property NOI increased 1.2% for the quarter ended December 31, 2014 and decreased 1.0% for the year ended December 31, 2014, when compared to the same periods in 2013.

•                  Same property cash NOI increased 5.9% for the quarter ended December 31, 2014 and increased 3.7% for the year ended December 31, 2014, when compared to the same periods in 2013. Excluding the settlement of litigation with a former tenant, same property cash NOI increased 3.5% for the quarter ended December 31, 2014 and increased 1.8% for the year ended December 31, 2014, when compared to the same periods in 2013.

The definitions and reconciliations of same property NOI and same property cash NOI to operating income/loss, determined in accordance with GAAP, are included at the end of this press release. Same property NOI and same property cash NOI include properties continuously owned from October 1, 2013 through December 31, 2014 for the quarter to date periods and properties continuously owned from January 1, 2013 through December 31, 2014 for the year to date periods. Same property NOI and same property cash NOI also exclude amounts related to the settlement of outstanding assets and liabilities of previously-disposed properties that are reflected in the company’s consolidated results.

Significant Events for the year ended December 31, 2014

•                  The company repaid a total of $805.0 million of debt during 2014, including principal amortization, reducing total debt to total market capitalization from 47.7% on December 31, 2013 to 37.2% on December 31, 2014.

•                  On March 25, 2014, the company’s prior Board of Trustees was removed following the delivery by Related Fund Management, LLC and Corvex Management LP (Related/Corvex) of written consents of holders of more than two-thirds of the company’s common shares.

•                  During 2014, 10,264,503 series D preferred shares converted to 10,412,499 common shares.

•                  On May 9, 2014, the company received $5.8 million in aggregate proceeds from the sale of its interest in Affiliates Insurance Company (AIC).

•                  On May 23, 2014, the company’s shareholders elected all seven of the nominees for the Board of Trustees proposed by Related/Corvex for election at the company’s special meeting of shareholders.  On July 31, 2014, the company’s shareholders re-elected all seven of the new Trustees and elected four additional nominees to the Board of Trustees.

•                  Additionally, on May 23, 2014, the Board accepted the resignations of the company’s previous executive officers and appointed David Helfand as the new President and Chief Executive Officer, Adam Markman as the new Executive Vice President, Chief Financial Officer and Treasurer (as of July 14, 2014), David Weinberg as the new Executive Vice President and Chief Operating Officer, and Orrin Shifrin as the new Executive Vice President, General Counsel and Secretary.

•                  On June 5, 2014, the company made a number of improvements to its corporate governance, including: adopting amended and restated bylaws, new corporate governance guidelines, a new code of business conduct and ethics, and new committee charters.

•                  On June 13, 2014, a wholly-owned subsidiary of the company entered into a Master Sub-Management Agreement, or the Sub-Management Agreement, with CBRE Group, Inc. (CBRE).  Under the terms of the Sub-Management Agreement, CBRE acts as sub-manager for each of the company’s current domestic properties and any additional domestic properties the company may acquire in the future for an initial term of two years, subject to automatic one-year renewal terms, unless given 90 days advance notice of non-renewal.

•                  On June 17, 2014, the company terminated its Renewed Rights Agreement, commonly known as a “poison pill.”

•                  On June 27, 2014, the company sold a portfolio of 14 properties with a combined 2,784,098 square feet for an aggregate sales price of $215.9 million, excluding mortgage debt repayments and closing costs.  In connection with these property sales, the company repaid $19.7 million of mortgage debt, along with prepayment costs of $2.8 million.

•                  On July 9, 2014, the company sold its entire stake of 22.0 million common shares of SIR.  The company received approximately $704.8 million in cash, or $32.04 per share. As a result of the sale, the company no longer holds any interest in SIR.

•                  On July 31, 2014, the company’s shareholders approved various amendments to the company’s Declaration of Trust that, among other things, implemented best-practice corporate governance improvements.

•                  Also on July 31, 2014, the company’s shareholders approved the reimbursement to Related/Corvex of a maximum of $33.5 million of expenses they incurred in connection with their consent solicitations to remove the company’s prior Trustees and to elect a new slate of nominees to serve on the company’s Board of Trustees. Approximately $16.7 million was paid in the third quarter 2014. The remaining payments in 2015 and 2016 are contingent on an average closing share price of at least $26.00 in each year.

•                  On August 1, 2014, the company changed its name to Equity Commonwealth.  The common shares of the company began trading on the New York Stock Exchange under the new name and ticker symbol “EQC.”

•                  On September 30, 2014, the company terminated its external management agreements with RMR with the exception of the existing Australian management agreement with RMR Australia which will remain in effect until December 31, 2015, unless earlier terminated. RMR has agreed to use best efforts to assist the company in the transition of the company’s management and operations. The company has agreed to pay RMR $1.2 million per month for transition services from October 1, 2014 to February 28, 2015.

•                  The company paid a $15.3 million incentive fee to RMR under the now-terminated business management agreement. The incentive fee relates to the business management agreement entered into prior to the election of the company’s new Board of Trustees. There is no further incentive fee obligation to RMR.

•                  On October 1, 2014, the company assumed responsibility of its operations from REIT Management & Research, LLC (RMR), the previous external advisor, and completed the internalization of the company’s management with the move of corporate and business operations to Chicago, IL. In addition, CBRE assumed day-to-day property management responsibilities for the company’s US properties.

•                  On October 28, 2014, the company established compensation terms for executive management, including a long-term incentive plan (LTIP) comprised of 33% time-based equity grants (RSA) and 67% time-based and performance based equity grants (RSU). The RSUs are earned based on the company’s relative total shareholder return over a three-year period and fully vest in the fourth year. One-time special equity awards, similar to the LTIP awards described above, were granted on October 28, 2014. Equity awards under the LTIP, for fiscal year 2014 performance, were granted on January 28, 2015.

Subsequent Events

•                  On January 29, 2015, the company entered into a new $1.15 billion Credit Agreement that reduced the interest rate and extended the term of the company’s unsecured revolving credit facility and term loan. The agreement is comprised of a $750 million revolving credit facility, a $200 million five-year term loan, and a $200 million seven-year term loan.

Strategic Update

The company is in the midst of transition, de-levering the balance sheet and preparing to sell a significant portion of the portfolio. The company intends to execute this plan over the next two to three years, which may result in cash proceeds that the company intends to retain for future investment opportunities. During this time, dividend decisions will be deferred until we assess the company’s taxable gains and losses at the end of the year. If required, or prudent, the company’s Board of Trustees will then declare a dividend.

General and Administrative (G&A) Costs Update

The company expects to have incremental non-recurring G&A costs resulting from shareholder litigation and transition related expenses of approximately $6.5 million for the full-year 2015, excluding any of the remaining Related/Corvex expense reimbursements.

In 2015, $8.4 million of the Related/Corvex expenses will be reimbursed if the average closing price of the company’s common shares is at least $26.00 during the one year period after July 31, 2014. The final $8.4 million will be reimbursed in 2016, if the average closing price of the company’s common shares is at least $26.00 during the one year period after July 31, 2015. Of this $16.8 million potential future obligation, $6.6 million of expenses were accrued for the full year December 31, 2014.

The company anticipates total G&A costs will be approximately $61.5 million to $71.7 million in 2015. This estimate anticipates recurring G&A expenses to be approximately $55 million, an additional $6.5 million of expected non-recurring shareholder litigation and transition related expenses, and up to $10.2 million of expense related to the potential Related/Corvex reimbursement, as described above.

Earnings Conference Call & Supplemental Data

Equity Commonwealth will host a conference call on Thursday, February 19, 2015 at 8:00 a.m. Central Standard Time to discuss fourth quarter 2014 results. The conference call will be available via live audio webcast on the Investor Relations section of the company’s website (www.eqcre.com). In addition, a replay of the audio webcast will be available on the Investor Relations section of the company’s website.

A copy of EQC’s Fourth Quarter 2014 Supplemental Operating and Financial Data is available for download within the Investor Relations section of EQC’s website at www.eqcre.com.

About Equity Commonwealth

Equity Commonwealth is an internally managed and self-advised REIT, which primarily owns office buildings located in central business districts and suburban locations across the country, with executive offices in Chicago, IL.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws, including, but not limited to, statements regarding marketing the company’s properties for sale, potential payments to Related/Corvex, transitioning management and operations from RMR, de-levering the balance sheet, proceeds from asset sales, future investment opportunities, expected G&A costs and the company’s dividend policy.  Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters.  You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect the company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause the company’s actual results to differ significantly from those expressed in any forward-looking statement.  We do not guarantee that the transactions and events described will happen as described (or that they will happen at all).

While forward-looking statements reflect the company’s good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.  For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K and in the company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Contact:

Sarah Byrnes, Investor Relations

(312) 646-2801

www.eqcre.com

 Condensed Consolidated Balance Sheets

 (amounts in thousands, except share data)

	December 31,	December 31,
	2014	2013
ASSETS
Real estate properties:
Land	$714,238	$699,135
Buildings and improvements	5,014,205	4,838,030
	5,728,443	5,537,165
Accumulated depreciation	(1,030,445)	(895,059)
	4,697,998	4,642,106
Properties held for sale	—	573,531
Acquired real estate leases, net	198,287	255,812
Equity investments	—	517,991
Cash and cash equivalents	379,058	222,449
Restricted cash	17,715	22,101
Rents receivable, net of allowance for doubtful accounts of $6,565 and $7,885, respectively	248,101	223,769
Other assets, net	220,480	188,675
Total assets	$5,761,639	$6,646,434

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$—	$235,000
Senior unsecured debt, net	1,598,416	1,855,900
Mortgage notes payable, net	609,249	914,510
Liabilities related to properties held for sale	—	28,734
Accounts payable and accrued expenses	162,204	165,855
Assumed real estate lease obligations, net	26,784	33,935
Rent collected in advance	31,359	27,553
Security deposits	14,044	11,976
Distributions payable	—	—
Due to related persons	—	9,385
Total liabilities	2,442,056	3,282,848

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value:
50,000,000 shares authorized;
Series D preferred shares; 6 1/2% cumulative convertible; 4,915,497 and 15,180,000 shares issued and outstanding, respectively, aggregate liquidation preference of $122,887 and $379,500, respectively	$119,266	$368,270
Series E preferred shares; 7 1/4% cumulative redeemable on or after May 15, 2016; 11,000,000 shares issued and outstanding, aggregate liquidation preference $275,000	265,391	265,391
Common shares of beneficial interest, $0.01 par value:
350,000,000 shares authorized; 129,607,279 and 118,386,918 shares issued and outstanding, respectively (including 710,182 and 130,914 unvested restricted shares)	1,296	1,184
Additional paid in capital	4,487,133	4,213,474
Cumulative net income	2,233,852	2,209,840
Cumulative other comprehensive loss	(53,216)	(38,331)
Cumulative common distributions	(3,111,868)	(3,082,271)
Cumulative preferred distributions	(622,271)	(573,971)
Total shareholders’ equity	3,319,583	3,363,586
Total liabilities and shareholders’ equity	$5,761,639	$6,646,434

 Condensed Consolidated Statements of Operations

 (amounts in thousands, except per share data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenues
Rental income (1)	$173,036	$171,041	$691,699	$763,262
Tenant reimbursements and other income	39,772	42,987	170,158	189,767
Total revenues	212,808	214,028	861,857	953,029

Expenses
Operating expenses	94,158	99,460	387,982	410,045
Depreciation and amortization	58,839	51,908	227,532	234,402
General and administrative	16,760	17,050	113,155	80,504
Loss on asset impairment	167,145	—	185,067	124,253
Acquisition related costs	—	(19)	5	318
Total expenses	336,902	168,399	913,741	849,522

Operating (loss) income	(124,094)	45,629	(51,884)	103,507

Interest and other income	490	298	1,561	1,229
Interest expense (including net amortization of debt discounts, premiums and deferred financing fees of $151, $(256), $(549), and $9, respectively)	(32,151)	(38,559)	(143,230)	(173,011)
(Loss) gain on early extinguishment of debt	(1,790)	(25)	4,909	(60,052)
(Loss) gain on sale of equity investments	(160)	—	171,561	66,293
Gain on issuance of shares by an equity investee	—	—	17,020	—
(Loss) income from continuing operations before income tax expense and equity in earnings of investees	(157,705)	7,343	(63)	(62,034)
Income tax expense	(1,025)	(107)	(3,191)	(2,634)
Equity in earnings of investees	—	10,841	24,460	25,754
(Loss) income from continuing operations	(158,730)	18,077	21,206	(38,914)
Discontinued operations:
Income from discontinued operations (1)	169	4,661	8,389	6,393
Loss on asset impairment from discontinued operations	—	(1,507)	(2,238)	(102,869)
Loss on early extinguishment of debt from discontinued operations	—	(1,011)	(3,345)	(1,011)
Net loss on sale of properties from discontinued operations	—	(25,521)	—	(22,162)
(Loss) income before gain on sale of properties	(158,561)	(5,301)	24,012	(158,563)
Gain on sale of properties	—	—	—	1,596
Net (loss) income	(158,561)	(5,301)	24,012	(156,967)
Net income attributable to noncontrolling interest in consolidated subsidiary	—	—	—	(20,093)
Net (loss) income attributable to Equity Commonwealth	(158,561)	(5,301)	24,012	(177,060)
Preferred distributions	(6,981)	(11,151)	(32,095)	(44,604)
Distribution on conversion of preferred shares	—	—	(16,205)	—
Net loss attributable to EQC common shareholders	$(165,542)	$(16,452)	$(24,288)	$(221,664)

Amounts attributable to EQC common shareholders:
(Loss) income from continuing operations	$(165,711)	$6,926	$(27,094)	$(102,015)
Income from discontinued operations	169	4,661	8,389	6,393
(Loss) gain on asset impairment from discontinued operations	—	(1,507)	(2,238)	(102,869)
Loss on early extinguishment of debt from discontinued operations	—	(1,011)	(3,345)	(1,011)
Net loss on sale of properties from discontinued operations	—	(25,521)	—	(22,162)
Net loss	$(165,542)	$(16,452)	$(24,288)	$(221,664)

Weighted average common shares outstanding - basic and diluted (2)	129,398	118,387	125,163	112,378

Basic and diluted earnings per common share attributable to
EQC common shareholders (1):
(Loss) income from continuing operations	$(1.28)	$0.06	$(0.21)	$(0.91)
(Loss) income from discontinued operations	$—	$(0.20)	$0.02	$(1.06)
Net loss	$(1.28)	$(0.14)	$(0.19)	$(1.97)

(1)         We report rental income on a straight line basis over the terms of the respective leases; rental income and income from discontinued operations include non-cash straight line rent adjustments. Rental income and income from discontinued operations also include non-cash amortization of intangible lease assets and liabilities.

(2)         As of December 31, 2014, we had 4,915 series D preferred shares outstanding that were convertible into 2,363 of our common shares, which were anti-dilutive for earnings per common share attributable to EQC common shareholders for all periods presented.

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Calculation of Funds from Operations (FFO) and Normalized FFO

(amounts in thousands, except per share data)

		For the Three Months Ended		For the Year Ended
		December 31,		December 31,
		2014	2013	2014	2013
Calculation of FFO
Net (loss) income attributable to Equity Commonwealth		$(158,561)	$(5,301)	$24,012	$(177,060)
Plus:	Depreciation and amortization from continuing operations	58,839	51,908	227,532	234,402
	Depreciation and amortization from discontinued operations	—	825	—	12,550
	Loss on asset impairment from continuing operations	167,145	—	185,067	124,253
	Loss on asset impairment from discontinued operations	—	1,507	2,238	102,869
	FFO from equity investees	—	14,568	33,007	33,564
	Net income attributable to noncontrolling interest	—	—	—	20,093
Less:	FFO attributable to noncontrolling interest	—	—	—	(26,270)
	Gain on sale of properties	—	—	—	(1,596)
	Net loss on sale of properties from discontinued operations	—	25,521	—	22,162
	Equity in earnings of investees	—	(10,841)	(24,460)	(25,754)
FFO attributable to Equity Commonwealth		67,423	78,187	447,396	319,213
Less:	Preferred distributions	(6,981)	(11,151)	(32,095)	(44,604)
FFO attributable to EQC common shareholders		$60,442	$67,036	$415,301	$274,609

Calculation of Normalized FFO
FFO attributable to EQC common shareholders		$60,442	$67,036	$415,301	$274,609
Recurring adjustments:
	Lease value amortization from continuing operations	2,133	2,445	10,650	10,310
	Lease value amortization from discontinued operations	—	(126)	—	(775)
	Straight line rent from continuing operations	(2,359)	(5,511)	(12,531)	(31,791)
	Straight line rent from discontinued operations	—	338	(226)	562
	Loss (gain) on early extinguishment of debt from continuing operations	1,790	25	(4,909)	60,052
	Loss on early extinguishment of debt from discontinued operations	—	1,011	3,345	1,011
	Minimum cash rent from direct financing lease (1)	2,032	2,032	8,128	8,125
	Loss (gain) on sale of equity investments	160	—	(171,561)	(66,293)
	Gain on issuance of shares by an equity investee	—	—	(17,020)	—
	Interest earned from direct financing lease	(164)	(251)	(787)	(1,128)
	Normalized FFO from equity investees, net of FFO	—	(1,085)	(3,353)	(2,530)
	Normalized FFO from noncontrolling interest, net of FFO	—	—	—	1,987
Other items which affect comparability:
	Shareholder litigation and transition related expenses	1,099	6,475	37,681	29,874
	Transition services fee (2)	3,600	—	3,600	—
	Acquisition related costs from continuing operations	—	(19)	5	318
Normalized FFO attributable to EQC common shareholders		$68,733	$72,370	$268,323	$284,331

Weighted average common shares outstanding — basic & diluted (3)		129,398	118,387	125,163	112,378
FFO attributable to EQC common shareholders per share — basic & diluted (3)		$0.47	$0.57	$3.32	$2.44
Normalized FFO available for EQC common shareholders per share — basic & diluted (3)		$0.53	$0.61	$2.14	$2.53

(1)                                 Contractual cash payments (including management fees) from one tenant at Arizona Center for 2014 were $8,128 and will decrease to approximately $515 beginning in 2016.  Our calculation of Normalized FFO reflects the cash payments received from this tenant.  The terms of this tenant’s lease require us to classify the lease as a direct financing (or capital) lease.  As such, the revenue recognized on a GAAP basis within our condensed consolidated statements of operations was $172 and $257 for the quarters ended December 31, 2014 and 2013, respectively and $817 and $1,154 years ended December 31, 2014 and 2013, respectively.  This direct financing lease has an expiration date in 2045.

(2)                                 EQC has agreed to pay RMR $1.2 million per month for transition services from October 1, 2014 to February 28, 2015.

(3)                                 As of December 31, 2014, we had 4,915 series D preferred shares outstanding that were convertible into 2,363 of our common shares, which were anti-dilutive for FFO and Normalized FFO per common share for all periods presented.

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT).  NAREIT defines FFO as net income (loss), calculated in accordance with GAAP, excluding real estate depreciation and amortization, gains (or losses) from sales of depreciable property, impairment of depreciable real estate, and our portion of these items related to equity investees and noncontrolling interests.  Normalized FFO begins with FFO and excludes lease value amortization, straight line rent, gains and losses on early extinguishment of debt, gains and losses on the sale of equity investments, gains and losses on the issuance of shares by an equity investee, shareholder litigation and transition-related expenses, acquisition related costs, interest earned from a direct financing lease, and our portion of these items related to equity investees and noncontrolling interests.  Normalized FFO also includes the minimum cash rent from a direct financing lease. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income, net income attributable to Equity Commonwealth, net income attributable to EQC common shareholders, operating income and cash flow from operating activities.

We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods and with other REITs.  FFO and Normalized FFO are among the factors considered by our Board of Trustees when determining the amount of distributions to our shareholders.  FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income, net income attributable to Equity Commonwealth, net income attributable to EQC common shareholders, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  These measures should be considered in conjunction with net income, net income attributable to Equity Commonwealth, net income attributable to EQC common shareholders, operating income and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income (loss) and condensed consolidated statements of cash flows.  Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

3

Calculation of Property Net Operating Income (NOI)

(amounts in thousands)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Calculation of Same Property NOI and Same Property Cash Basis NOI (1), (2):
Rental income	$173,036	$171,041	$691,699	$763,262
Tenant reimbursements and other income	39,772	42,987	170,158	189,767
Operating expenses	(94,158)	(99,460)	(387,982)	(410,045)
NOI	118,650	114,568	473,875	542,984
Straight line rent adjustments	(2,359)	(5,511)	(12,531)	(31,791)
Lease value amortization	2,133	2,445	10,650	10,310
Lease termination fees	(1,477)	(1,063)	(4,749)	(2,786)
Cash Basis NOI	116,947	110,439	467,245	518,717
Cash Basis NOI from non-same properties	11	1	(266)	(68,470)
Same Property Cash Basis NOI	116,958	110,440	466,979	450,247
Non-cash rental and termination income from same properties	1,704	4,129	6,629	19,064
Same Property NOI	$118,662	$114,569	$473,608	$469,311

Reconciliation of Same Property NOI to GAAP Operating (Loss) Income
Same Property NOI	$118,662	$114,569	$473,608	$469,311
Non-cash rental and termination income from same properties	(1,704)	(4,129)	(6,629)	(19,064)
Same Property Cash Basis NOI	116,958	110,440	466,979	450,247
Cash Basis NOI from non-same properties	(11)	(1)	266	68,470
Cash Basis NOI	116,947	110,439	467,245	518,717
Straight line rent adjustments	2,359	5,511	12,531	31,791
Lease value amortization	(2,133)	(2,445)	(10,650)	(10,310)
Lease termination fees	1,477	1,063	4,749	2,786
NOI	118,650	114,568	473,875	542,984
Depreciation and amortization	(58,839)	(51,908)	(227,532)	(234,402)
General and administrative	(16,760)	(17,050)	(113,155)	(80,504)
Loss on asset impairment	(167,145)	—	(185,067)	(124,253)
Acquisition related costs	—	19	(5)	(318)
Operating (Loss) Income	$(124,094)	$45,629	$(51,884)	$103,507

(1)         Properties classified as discontinued operations are excluded.  Quarter-to-date same property results include properties continuously owned from October 1, 2013 through December 31, 2014.  Year-to-date same property results include properties continuously owned from January 1, 2013 through December 31, 2014.  Amounts related to the settlement of outstanding assets and liabilities of previously-disposed properties that are reflected in our consolidated results are excluded from same property results.

(2)         2014 results include income from the settlement of litigation with a former tenant of $2.7 million and $8.8 million for the three months and year ended December 31, 2014, respectively.

We define NOI as income from our real estate including lease termination fees received from tenants less our property operating expenses, which expenses include property marketing costs.  NOI excludes amortization of capitalized tenant improvement costs and leasing commissions.  We define Cash Basis NOI as NOI less non cash straight line rent adjustments, lease value amortization and lease termination fees.

We consider NOI and Cash Basis NOI to be appropriate supplemental measures to net income because they may help both investors and management to understand the operations of our properties.  We use NOI and Cash Basis NOI internally to evaluate individual, regional and combined property level performance, and we believe that NOI and Cash Basis NOI provide useful information to investors regarding our results of operations because they reflect only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods and with other REITs.  The calculations of NOI and Cash Basis NOI exclude certain components of net income in order to provide results that are more closely related to our properties’ results of operations.  NOI and Cash Basis NOI do not represent cash generated by operating activities in accordance with GAAP, and should not be considered as alternatives to net income, net income attributable to Equity Commonwealth, net income attributable to EQC common shareholders, operating income or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  These measures should be considered in conjunction with net income, net income attributable to Equity Commonwealth, net income attributable to EQC common shareholders, operating income and cash flow from operating activities as presented in our condensed consolidated statements of operations, condensed consolidated statements of comprehensive income (loss) and condensed consolidated statements of cash flows.  Other REITs and real estate companies may calculate NOI and Cash Basis NOI differently than we do.